Exhibit 99.1

Contacts:
Elise Caffrey	Nancy Dussault
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 418-3003	(781) 418-3323
ecaffrey@irobot.com	ndussault@irobot.com
iRobot Reports First-Quarter 2007 Results
Company Reaffirms First-Half and Full-Year 2007 Guidance
BURLINGTON, Mass., April 25, 2007 — iRobot Corp. (NASDAQ: IRBT) today announced its financial results for the fiscal quarter ended March 31, 2007.
“In Q1, we delivered our 11th consecutive quarter of year-over-year revenue growth,” said Colin Angle, chief executive officer of iRobot. “Our financial performance in the quarter was on plan and consistent with our expectations. These results coupled with our excellent visibility for the rest of the year, particularly in our government business, give us a high level of confidence in meeting our first-half and full-year financial guidance. We are therefore reaffirming the guidance we provided on Feb. 12, 2007.”
Financial Highlights:
•	Revenues for the first quarter of 2007 grew to $39.5 million, compared with $38.2 million for the same quarter one year ago.

•	Gross profit for the first quarter declined to $11.1 million (28.2 percent of sales), compared with $12.2 million (31.9 percent of sales) in the first quarter of 2006.

•	Net loss in the first quarter of 2007 was $5.5 million compared with a net loss in the first quarter of 2006 of $2.9 million.
Business Highlights
•	iRobot announced that it received an order of more than $2.8 million for 22 iRobot PackBot® EOD robots and spare parts from the German Federal Defense Forces. Successful training on the robots delivered in 2006 was one of the reasons for exercising this follow-on order.

•	iRobot received an additional $14 million order from Naval Sea Systems Command (NAVSEA) for 101 bomb-disposal robots plus spare parts, under its Man Transportable Robotic Systems (MTRS) contract.

•	The iRobot Roomba® franchise is robust, with the robots available in more stores this year than a year ago, and both sell in and sell through are up year over year.

•	iRobot expanded its family of home robots with the introduction of iRobot Verro™ Pool Cleaning Robots.

•	iRobot announced a strategic alliance with The Boeing Company to accelerate the SUGV introduction into service by creating the SUGV Early. This first SUGV will be ready for delivery in mid-2008.

•	iRobot named Sandra Lawrence president and general manager of the Home Robots division.
First-Quarter Conference Call
iRobot will host a conference call tomorrow at 8:30 a.m. ET to discuss its financial results for the fiscal quarter ended March 31, 2007, business outlook, and outlook for future financial performance. To access the call, investors should dial 913-981-5592 approximately 10 minutes prior to the initiation of the teleconference and reference iRobot. A live, audio broadcast of the conference call also will be available at http://investors.irobot.com/events.cfm. An archived version of the broadcast will be available on the same Web site shortly after the conclusion of the live event. A replay of the telephone conference call will be available through midnight on May 2, and can be accessed by dialing 719-457-0820, access code 4188346.
About iRobot Corp.
iRobot is a provider of robots that perform dull, dirty or dangerous missions in a better way. The company’s proprietary technology, iRobot AWARE Robot Intelligence Systems, incorporates advanced concepts in navigation, mobility, manipulation and artificial intelligence. This proprietary system enables iRobot to build behavior-based robots, including its family of consumer and military robots. For additional information about iRobot, please visit www.irobot.com.
For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corp.’s expectations concerning future financial performance, investments in and expansion of its business, product development, product introduction and marketing plans, and demand for and market acceptance of its products. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to operate in an emerging market, fluctuations in our operating results and the seasonality of our business, our ability to enhance our current consumer robots or develop new consumer robots, our dependence on the U.S. federal government and government contracts, our ability to expand our product offering beyond our current markets, market acceptance of our products, our ability to manage our rapid growth, changes in government policies or spending priorities and competition. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corp. undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corp., see the disclosure contained in our public filings with the Securities and Exchange Commission.

iRobot Corporation
Consolidated Statement of Operations
(in thousands, except per share amounts)

	For the three months ended
	March 31,	April 1,
	2007	2006
	(unaudited)

Revenue
Product revenue	$34,121	$33,356
Contract revenue	5,366	4,853

Total	39,487	38,209

Cost of Revenue
Product revenue	23,486	22,467
Contract revenue	4,884	3,549

Total	28,370	26,016

Gross Profit	11,117	12,193
Operating Expense
Research & development	4,156	2,783
Selling & marketing	8,049	8,816
General & administrative	5,327	4,417

Total	17,532	16,016

Operating loss	(6,415)	(3,823)
Other income, net	931	920

Pre-tax loss	(5,484)	(2,903)
Income tax expense	17	14

Net loss	$(5,501)	$(2,917)

Net loss per common share:
Basic	$(0.23)	$(0.12)
Diluted	$(0.23)	$(0.12)

Shares used in Per Common Share Calculations:
Basic	23,902	23,375
Diluted	23,903	23,375

Stock-based compensation included in above figures:
Cost of product revenue	$120	$55
Cost of contract revenue	77	54
Research & development	(9)	91
Selling & marketing	157	32
General & administrative	312	255

Total	$657	$487

iRobot Corporation
Condensed Consolidated Balance Sheet
(in thousands)

	March 31,	December 30,
	2007	2006
	(unaudited)	(audited)

Assets

Cash and equivalents	$9,397	$5,583
Short term investments	60,400	64,800
Accounts receivable, net	16,237	28,510
Unbilled revenues	1,543	1,961
Inventory, net	16,199	20,890
Other current assets	1,833	2,863

Total current assets	105,609	124,607
Property, plant and equipment, net	11,258	10,701

Total assets	$116,867	$135,308

Liabilities and stockholders’ equity

Accounts payable	$17,815	$27,685
Accrued expenses	5,113	7,020
Accrued compensation	4,545	5,227
Deferred revenue	526	457

Total current liabilities	27,999	40,389

Stockholders’ equity	88,868	94,919

Total liabilities and stockholders’ equity	$116,867	$135,308

iRobot Corporation
Supplemental Information
(unaudited)

	For the three months ended
	March 31,	April 1,
	2007	2006

Revenues by business unit (in thousands):
Home Robots	$19,441	$23,209
Government & Industrial	20,046	15,000

	$39,487	$38,209

Units shipped by business unit:
Home Robots (in thousands)	129	129
Government & Industrial	97	71